Exhibit 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS SECOND QUARTER 2020 OPERATING RESULTS; RAISES GUIDANCE ON STRENGTH OF COVID-19 RELATED PRODUCTS

CINCINNATI, OHIO May 8, 2020 (GLOBE NEWSWIRE) — Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the second quarter ended March 31, 2020.

Second Quarter Fiscal 2020 Highlights:

●	Consolidated Net Revenue of $57.3 million, up 14% year-over-year

●	Life Science segment responded early and swiftly to the COVID-19 pandemic contributing to a record $22.4 million in revenues, up 33% year-over-year

●	Diagnostics segment delivered over $34.9 million in revenue, the fifth consecutive quarter above $33 million and year-over-year growth for the first time in five quarters

●	During the quarter, the Curian® analyzer and HpSA® assay received FDA clearance, the first internally developed new product in several years and the first of several in development

Jack Kenny, Chief Executive Officer, commented: “We had an extraordinary quarter on many fronts, led by our Life Science team’s rapid response to the COVID-19 pandemic. Our raw materials were included in millions of molecular tests globally and soon will be in millions more rapid antibody tests. Our Diagnostics segment delivered growth, soon to be supplemented with the contribution from our new Curian analyzer and assay. Our strategic initiatives are setting the foundation for growth, and I am excited about what’s to come.”

Bryan Baldasare, Chief Financial Officer, commented: “Despite the turmoil of the COVID-19 pandemic, our financial position remains strong. Demand for our Life Science products is unprecedented. We have confidence in the direction of the business and are raising our guidance for the year.”

Second Quarter Fiscal 2020 Results (Comparison to Second Quarter Fiscal 2019)

Consolidated revenue for the second quarter of fiscal 2020 increased 14% to $57.3 million, compared to $50.2 million in the second quarter of 2019. Diagnostics segment revenues were up 4%, while Life Science segment revenues were up 33%. Our Diagnostics segment experienced 2% growth in revenues from our molecular products and revenues from our immunoassay/blood chemistry products grew 5%. Our Life Science segment revenues for the quarter included $5.6 million in revenue from COVID-19 related products.

Reported operating income for the second quarter of fiscal 2020 was $11.8 million, reflecting strong leverage from record sales levels in our Life Science business. Operating expenses include: (i) expectedly higher research and development spending in the Diagnostics segment; (ii) acquisition-related costs in connection with the recent Exalenz acquisition; and (iii) purchase accounting amortization related to the acquisition of the GenePOC business in June 2019, as well as a favorable adjustment in the fair value of the earnout obligation for the acquisition of the GenePOC business. On an adjusted basis, operating income was $12.1 million and achieved a margin of 21% (see non-GAAP financial measure reconciliation below).

Earnings per diluted share on a reported GAAP basis totaled $0.22 for the second quarter of 2020, and adjusted earnings per diluted share totaled $0.23 for the quarter (see non-GAAP financial measure reconciliation below).

Raising Fiscal 2020 Guidance

Our performance fiscal year-to-date was well above our expectations. We are slightly ahead of last year’s first half revenue and already delivered Adjusted Diluted EPS at the upper end of our original guidance range for the full year. We expect this strong performance to continue, with our Life Science business more than compensating for the temporary reduction in demand for non-urgent care tests in our Diagnostics business, and are raising our guidance for the year.

Net Revenues:

●	Consolidated $230 million to $236 million

●	Life Science $110 million to $114 million

●	Diagnostics $120 million to $122 million

Adjusted Operating Margin: Consolidated 18% to 19%

Adjusted Earnings Per Share on a Diluted Basis: $0.70 to $0.75

The revenue components of this guidance assume that our Life Science business will see COVID-19 related demand for molecular reagents used in PCR tests and immunological reagents used in serology tests ranging from $43 million to $47 million during the second half of our fiscal 2020, peaking in our third fiscal quarter and tapering in our fourth fiscal quarter. For our Diagnostics business, our assumptions include a 40% reduction in volumes for our third fiscal quarter, recovery to a 25% reduction in volumes for our fourth fiscal quarter, partially offset by modest contributions from the Exalenz acquisition and sales of a COVID-19 serology test. Our guidance also considers that our spending on clinical trials in fiscal 2020 will be lower than originally anticipated as the global COVID-19 pandemic has paused most of our clinical trial sites and also affected our ability to collect patient specimens. Overall operating expenses on an adjusted basis in fiscal 2020 are expected to be commensurate with our original expectations as additional cash incentive compensation will offset the lower spending on clinical trials.

This guidance reflects our current visibility into market conditions for our products and our current assumptions about the extent and duration of the impacts from this pandemic. We expect that our visibility will improve throughout the quarter as local governments around the world begin to relax shelter-in-place orders and healthcare systems return to normal operations with respect to diagnostic testing for infectious diseases and blood chemistry.

Financial Condition

At March 31, 2020, cash and equivalents were $49.6 million and the Company had $111.2 million of borrowing capacity under its $160.0 million commercial bank credit facility. The Company’s bank-debt obligations under the bank credit facility totaled $48.8 million as of March 31, 2020.

In connection with the April 30, 2020 acquisition of Exalenz, the Company drew an additional $50 million on the revolving credit facility, increasing the Company’s total bank-debt obligation under the bank credit facility to $98.8 million.

Conference Call Information

Jack Kenny, Chief Executive Officer, and Bryan Baldasare, Executive Vice President and Chief Financial Officer, will host a conference call on Friday, May 8, 2020 beginning at 10:00 a.m. Eastern Time to discuss the second quarter financial results and answer questions. A presentation to accompany the second quarter financial results and related discussion will be made available within the Investor Relations section of the Company’s website, www.meridianbioscience.com, prior to the conference call.

To participate in the live call by telephone from the U.S., dial (866) 443-5802, or from outside the U.S., dial (513) 360-6924, and enter the audience pass code 5872319. A replay will be available for 14 days beginning at 1:00 p.m. Eastern Time on May 8, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering pass code 5872319.

INTERIM UNAUDITED OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2020 and fiscal 2019.

	Three Months Ended		Six Months Ended

	March 31,		March 31,

	2020	2019	2020	2019

Net revenues	$57,296	$50,248	$104,717	$101,728
Cost of sales	22,842	20,910	42,823	40,818

Gross profit	34,454	29,338	61,894	60,910

Operating expenses
Research and development	5,386	3,816	10,210	7,700
Selling and marketing	6,514	6,911	13,198	14,474
General and administrative	10,480	7,388	19,236	16,286
Acquisition-related costs	1,787	885	1,787	972
Change in fair value of contingent consideration obligation	(2,491)	-	(1,304)	-
Restructuring costs	252	(100)	527	(100)
Selected legal costs	735	603	1,055	1,192

Total operating expenses	22,663	19,503	44,709	40,524

Operating income	11,791	9,835	17,185	20,386
Other income (expense), net	856	(588)	(512)	(663)

Earnings before income taxes	12,647	9,247	16,673	19,723
Income tax provision	3,288	2,153	4,487	4,523

Net earnings	$9,359	$7,094	$12,186	$15,200

Net earnings per basic common share	$0.22	$0.17	$0.28	$0.36
Basic common shares outstanding	42,830	42,496	42,810	42,472
Net earnings per diluted common share	$0.22	$0.17	$0.28	$0.35
Diluted common shares outstanding	42,968	42,946	42,953	42,925

Adjusted Financial Measures
(see non-GAAP financial measure reconciliation below)
Operating income	$12,074	$11,223	$19,250	$22,450
Net earnings	10,004	8,159	14,183	16,783
Net earnings per diluted common share	$0.23	$0.19	$0.33	$0.39

Condensed Balance Sheet Data

	March 31,

	2020	2019
Cash and equivalents	$49,550	$66,097
Working capital	98,704	120,583
Long-term debt	48,824	47,946
Shareholders’ equity	204,533	181,645
Total assets	319,074	253,964

Segment Data

The following table sets forth the unaudited revenue and segment data for the interim periods in fiscal 2020 and fiscal 2019 (in thousands).

	Three Months Ended		Six Months Ended

	March 31,		March 31,

	2020	2019	2020	2019
Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$7,238	$7,084	$14,077	$14,314
Immunoassays & blood chemistry assays	27,704	26,416	55,656	55,851

Total Diagnostics	34,942	33,500	69,733	70,165

Life Science
Molecular reagents	11,534	5,390	16,892	11,998
Immunological reagents	10,820	11,358	18,092	19,565

Total Life Science	22,354	16,748	34,984	31,563

Total Net Revenues	$57,296	$50,248	$104,717	$101,728

Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$14,014	$16,177	$30,060	$34,792
Respiratory illness assays	10,863	7,553	18,612	15,534
Blood chemistry assays	4,329	4,330	9,479	8,760
Other	5,736	5,440	11,582	11,079

Total Diagnostics	34,942	33,500	69,733	70,165

Life Science
Americas	4,612	5,454	8,627	9,976
EMEA	9,946	7,852	14,914	15,213
ROW	7,796	3,442	11,443	6,374

Total Life Science	22,354	16,748	34,984	31,563

Total Net Revenues	$57,296	$50,248	$104,717	$101,728

Geographic Regions

Americas = North and Latin America

EMEA = Europe, Middle East and Africa

ROW = Rest of World

	Three Months Ended		Six Months Ended

	March 31,		March 31,
	2020	2019	2020	2019

OPERATING INCOME
Diagnostics	$3,842	$6,676	$8,250	$15,374
Life Science	10,818	5,361	13,879	10,492
Corporate	(2,896)	(2,216)	(4,983)	(5,521)
Eliminations	27	14	39	41

Total Operating Income	$11,791	$9,835	$17,185	$20,386

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share excluding the effects of acquisition-related costs, a favorable change in fair value of the contingent consideration obligation, restructuring costs, and selected legal costs, each of which is a non-GAAP measure. We have provided in the tables below reconciliations to the operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share amounts reported under U.S. Generally Accepted Accounting Principles for the second quarters and six-month periods ended March 31, 2020 and March 31, 2019.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

SECOND QUARTER AND SIX MONTH YEAR-TO-DATE

GAAP TO NON-GAAP RECONCILIATION TABLES

(In Thousands, Except per Share Data)

	Three Months		Six Months
	Ended March 31,		Ended March 31,

	2020	2019	2020	2019
Operating Expenses -
U.S. GAAP basis	$22,663	$19,503	$44,709	$40,524
Acquisition-related costs	(1,787)	(885)	(1,787)	(972)
Change in fair value of contingent consideration obligation	2,491	-	1,304	-
Restructuring costs	(252)	100	(527)	100
Selected legal costs	(735)	(603)	(1,055)	(1,192)

Adjusted Operating Expenses	$22,380	$18,115	$42,644	$38,460

Operating Income -
U.S. GAAP basis	$11,791	$9,835	$17,185	$20,386
Acquisition-related costs	1,787	885	1,787	972
Change in fair value of contingent consideration obligation	(2,491)	-	(1,304)	-
Restructuring costs	252	(100)	527	(100)
Selected legal costs	735	603	1,055	1,192

Adjusted Operating Income	$12,074	$11,223	$19,250	$22,450

Net Earnings -
U.S. GAAP basis	$9,359	$7,094	$12,186	$15,200
Acquisition-related costs *	1,787	680	1,787	747
Change in fair value of contingent consideration obligation *	(1,886)	-	(985)	-
Restructuring costs *	190	(78)	398	(78)
Selected legal costs *	554	463	797	914

Adjusted Earnings	$10,004	$8,159	$14,183	$16,783

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.22	$0.17	$0.28	$0.36
Acquisition-related costs	0.04	0.02	0.04	0.02
Change in fair value of contingent consideration obligation	(0.04)	-	(0.02)	-
Restructuring costs	-	-	0.01	-
Selected legal costs	0.01	0.01	0.02	0.02

Adjusted Basic EPS	$0.23	$0.19 **	$0.33	$0.40

	Three Months			Six Months
	Ended March 31,			Ended March 31,

	2020	2019		2020	2019
Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.22	$0.17		$0.28	$0.35
Acquisition-related costs	0.04	0.02		0.04	0.02
Change in fair value of contingent consideration obligation	(0.04)	-		(0.02)	-
Restructuring costs	-	-		0.01	-
Selected legal costs	0.01	0.01		0.02	0.02

Adjusted Diluted EPS	$0.23	$0.19	**	$0.33	$0.39

*	Net of tax.
**	Does not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues”, “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “signals”, “should”, “can” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings, sales, product demand, revenue and the impact of COVID-19 on our business and prospects, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products and acquired products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with its introduction of new products or acquired products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process (including the currently ongoing study and other FDA actions regarding the Company’s LeadCare products). The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, trade wars, increased tariffs, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and revenues. In the past, the Company has identified a material weakness in our internal control over financial reporting, which has been remediated, but the Company can make no assurances that a material weakness will not be identified in the future, which if identified and not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements. Meridian also is subject to risks and uncertainties related to disruptions to or reductions in business operations or prospects due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus disease COVID-19. In addition to the factors described in this paragraph, as well as those factors identified from time to time in our filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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